UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 27, 2026

STURM, RUGER & COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-10435 (Commission File Number)	06-0633559 (IRS Employer Identification Number)

One Lacey Place, Southport, Connecticut	06890
(Address of Principal Executive Offices)	(Zip Code)

(203) 259-7843

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	RGR	New York Stock Exchange
Common Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transition of Chief Financial Officer Role; Severance Agreement

On March 31, 2026, Thomas A. Dineen will step down from his role as Chief Financial Officer of Sturm, Ruger & Company, Inc. (the “Company”). On April 1, 2026, Andrew T. Wieland will succeed Mr. Dineen as Chief Financial Officer of the Company and will also become a Senior Vice President of the Company.

Mr. Wieland, 40, has served as Vice President of Finance and Controller of Eaton Electrical Sector Americas: Assemblies and Residential Solutions Group, a division of Eaton Corporation, since June 2023. Prior to that, Mr. Wieland served as Finance Director and Division Controller, Eaton Aerospace Group, Fuel and Motion Controls Division, a division of Eaton Corporation, from January 2020 until May 2023.

There were no arrangements or understandings between Mr. Wieland and any other person pursuant to which Mr. Wieland was selected as Chief Financial Officer of the Company and as a Senior Vice President of the Company and there are no family relationships between Mr. Wieland and any director or executive officer of the Company. Mr. Wieland has no direct or indirect material interest in any related party transaction required to be disclosed under Item 404(a) of Regulation S-K.

In connection with Mr. Wieland’s appointment, the Company and Mr. Wieland will enter into the Company’s customary Severance Agreement (the “Wieland Agreement”) that it uses for its executives, effective as of April 1, 2026. The Wieland Agreement is not an employment contract and does not specify an employment term, compensation levels or other terms or conditions of employment.

The Wieland Agreement provides for severance benefits, if, during its term (i) prior to the occurrence of a Change in Control (as defined therein), the Company terminates the employment of Mr. Wieland without Cause (as defined therein) or Mr. Wieland terminates his employment for Good Reason (as defined therein); or (ii) within 24 months after the effective date of a Change in Control, the Company terminates the employment of Mr. Wieland without Cause or Mr. Wieland terminates his employment for Good Reason.

The Wieland Agreement provides for severance benefits consisting of the following primary components:

•	if, prior to the occurrence of a Change in Control, the Company terminates the employment of Mr. Wieland without Cause or Mr. Wieland terminates his employment for Good Reason, (i) Mr. Wieland shall be entitled to a lump sum cash payment equal to 18 months of Base Annual Salary (as defined therein); (ii) the prorated portion of Mr. Wieland’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall vest and be paid in accordance with their terms; and (iii) Mr. Wieland shall be entitled to continued medical insurance benefits for the period not to exceed 18 months from the date his employment with the Company terminates; or

•	if, within 24 months after the effective date of a Change in Control, the Company terminates the employment of Mr. Wieland without Cause or Mr. Wieland terminates his employment for Good Reason, (i) Mr. Wieland shall be entitled to a lump sum cash payment equal to 24 months of his Annual Compensation (as defined therein); (ii) Mr. Wieland’s then-outstanding Retention Restricted Stock Unit Awards and Performance Restricted Stock Unit Awards shall fully vest and be paid in a lump sum equal to the cash value of the subject vested shares of Common Stock as of the effective date of such Change in Control; and (iii) Mr. Wieland shall be entitled to continued medical insurance benefits for the period not to exceed 24 months from the date his employment with the Company terminates.

The Wieland Agreement has a one-year term, subject to automatic extension for additional one-year periods on each anniversary of the date it was entered into by the parties unless (i) Mr. Wieland gives notice of his intent to terminate his employment, or otherwise terminates his employment, before such date or (ii) the Company gives written notice to Mr. Wieland of the termination of such automatic extensions at least 360 days prior to such date.

The foregoing description of the Wieland Agreement is qualified in its entirety by reference to the complete terms and conditions of the Wieland Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events

On March 27, 2026, the Company issued a press release announcing the appointment of Mr. Wieland as the Company’s next Chief Financial Officer and as a Senior Vice President of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Severance Agreement, dated as of April 1, 2026, by and between Sturm, Ruger & Company, Inc. and Andrew T. Wieland.

99.1	Press release issued March 27, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STURM, RUGER & COMPANY, INC.

By:	/S/ Sarah Colbert
	Name:	Sarah Colbert
	Title:	Senior Vice President,
Corporate Secretary and
General Counsel

Dated: March 27, 2026

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